UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             -----------------------

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (AMENDMENT NO. 4 )
                             -----------------------

                           RESURGENCE PROPERTIES INC.
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                         (Title of Class of Securities)

                                    76126R109
                                 (CUSIP Number)
                             -----------------------

                                STEPHEN M. DOWICZ
                                885 THIRD AVENUE
                               NEW YORK, NY 10022
                            TEL. NO.: (212) 371-3047
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)
                             -----------------------

                                 AUGUST 15, 1997
                      (Date of Event which Requires Filing
                               of this Statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ].



                               Page 1 of 25 Pages

                                  SCHEDULE 13D


CUSIP NO.  76126R109                                     PAGE 2 OF 25 PAGES




1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Davidson Kempner Partners

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A) [X]
                                                                 (B) [ ]

3      SEC USE ONLY


4      SOURCE OF FUNDS

             WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             New York

                         7      SOLE VOTING POWER

NUMBER OF                            375,200
SHARES
                         8      SHARED VOTING POWER

BENEFICIALLY OWNED                      --
BY EACH REPORTING
                        9      SOLE DISPOSITIVE POWER

PERSON                               375,200
WITH
                        10      SHARED DISPOSITIVE POWER

                                        --

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             375,200

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                [ ]


13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             3.75%

14     TYPE OF REPORTING PERSON

             PN

                                  SCHEDULE 13D


CUSIP NO.  76126R109                                     PAGE 3 OF 25 PAGES


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Davidson Kempner Institutional Partners, L.P.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A) [X]
                                                                 (B) [ ]


3      SEC USE ONLY


4      SOURCE OF FUNDS

             WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                [ ]

                         7      SOLE VOTING POWER

NUMBER OF                            522,000
SHARES
                         8      SHARED VOTING POWER

BENEFICIALLY OWNED                     --
BY EACH REPORTING
                         9      SOLE DISPOSITIVE POWER

PERSON                                 522,000
WITH
                        10      SHARED DISPOSITIVE POWER

                                       --


11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             522,000

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDE
       CERTAIN SHARES                                                [ ]


13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             5.22%

14     TYPE OF REPORTING PERSON

             PN

                                  SCHEDULE 13D


CUSIP NO.  76126R109                                     PAGE 4 OF 25 PAGES




1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Davidson Kempner International Ltd.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A) [X]
                                                                 (B) [ ]


3      SEC USE ONLY


4      SOURCE OF FUNDS

             WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             British Virgin Islands

7      SOLE VOTING POWER

                         7      SOLE VOTING POWER

NUMBER OF                            61,400
SHARES
                         8      SHARED VOTING POWER

BENEFICIALLY OWNED                      --
BY EACH REPORTING
                         9      SOLE DISPOSITIVE POWER

PERSON                               61,400
WITH
                        10      SHARED DISPOSITIVE POWER

                                       --

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             61,400

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                [ ]


13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             .61%

14     TYPE OF REPORTING PERSON

             CO

                                  SCHEDULE 13D


CUSIP NO.  76126R109                                     PAGE 5 OF 25 PAGES




1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Davidson Kempner Endowment Partners

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A) [X]
                                                                 (B) [ ]

3      SEC USE ONLY


4      SOURCE OF FUNDS

             WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             New York

                         7      SOLE VOTING POWER

NUMBER OF                            284,700
SHARES
                         8      SHARED VOTING POWER

BENEFICIALLY OWNED                      --
BY EACH REPORTING
                         9      SOLE DISPOSITIVE POWER

PERSON                               284,700
WITH
                        10      SHARED DISPOSITIVE POWER

                                       --

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             284,700

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDE
       CERTAIN SHARES                                                [ ]


13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             2.85%

14     TYPE OF REPORTING PERSON

             PN

                                  SCHEDULE 13D


CUSIP NO.  76126R109                                     PAGE 6 OF 25 PAGES




1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             MHD Management Co.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A) [X]
                                                                 (B) [ ]


3      SEC USE ONLY


4      SOURCE OF FUNDS

             AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             New York

                         7      SOLE VOTING POWER

NUMBER OF                            659,900
SHARES
                         8      SHARED VOTING POWER

BENEFICIALLY OWNED                      --
BY EACH REPORTING
                         9      SOLE DISPOSITIVE POWER

PERSON                               659,900
WITH
                        10      SHARED DISPOSITIVE POWER

                                       --

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             659,900

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                [ ]


13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             6.6%

14     TYPE OF REPORTING PERSON

             PN

                                  SCHEDULE 13D


CUSIP NO.  76126R109                                     PAGE 7 OF 25 PAGES




1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             M.H. Davidson & Co.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A) [X]
                                                                 (B) [ ]

3      SEC USE ONLY


4      SOURCE OF FUNDS

             WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             New York

                         7      SOLE VOTING POWER

NUMBER OF                            24,100
SHARES
                         8      SHARED VOTING POWER

BENEFICIALLY OWNED                      --
BY EACH REPORTING
                         9      SOLE DISPOSITIVE POWER

PERSON                               24,100
WITH
                        10      SHARED DISPOSITIVE POWER

                                       --


11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             24,100

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES


13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             .24%

14     TYPE OF REPORTING PERSON

             PN

                                  SCHEDULE 13D


CUSIP NO.  76126R109                                     PAGE 8 OF 25 PAGES




1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Davidson Kempner Advisers Inc.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A) [X]
                                                                 (B) [ ]


3      SEC USE ONLY


4      SOURCE OF FUNDS

             AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                [ ]

6.     CITIZENSHIP OR PLACE OF ORGANIZATION

             New York

                         7      SOLE VOTING POWER

NUMBER OF                            522,000
SHARES
                         8      SHARED VOTING POWER

BENEFICIALLY OWNED                      --
BY EACH REPORTING
                         9      SOLE DISPOSITIVE POWER

PERSON                               522,000
WITH
                        10      SHARED DISPOSITIVE POWER

                                       --

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             522,000

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                [ ]


13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             5.22%

14     TYPE OF REPORTING PERSON

             CO

                                  SCHEDULE 13D


CUSIP NO.  76126R109                                     PAGE 9 OF 25 PAGES




1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Marvin H. Davidson

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A) [X]
                                                                 (B) [ ]

3      SEC USE ONLY


4      SOURCE OF FUNDS

             AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States


                         7      SOLE VOTING POWER

NUMBER OF                               --
SHARES
                         8      SHARED VOTING POWER

BENEFICIALLY OWNED                   1,267,400
BY EACH REPORTING
                         9      SOLE DISPOSITIVE POWER

PERSON                                  --
WITH
                        10      SHARED DISPOSITIVE POWER

                                     1,267,400


11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,267,400

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                [X]


13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             12.67%
14     TYPE OF REPORTING PERSON

             IN

                                  SCHEDULE 13D


CUSIP NO.  76126R109                                     PAGE 10 OF 25 PAGES



1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Thomas L. Kempner, Jr.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A) [X]
                                                                 (B) [ ]

3      SEC USE ONLY


4      SOURCE OF FUNDS

             AF, PF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                [ ]

6      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

                         7      SOLE VOTING POWER

NUMBER OF                            2,300
SHARES
                         8      SHARED VOTING POWER

BENEFICIALLY OWNED               1,267,400
BY EACH REPORTING
                         9      SOLE DISPOSITIVE POWER

PERSON                               2,300
WITH
                        10      SHARED DISPOSITIVE POWER

                                 1,267,400


11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,269,700

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                [X]


13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             12.7%

14     TYPE OF REPORTING PERSON

             IN

                                  SCHEDULE 13D


CUSIP NO.  76126R109                                     PAGE 11 OF 25 PAGES



1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Stephen M. Dowicz

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A) [X]
                                                                 (B) [ ]

3      SEC USE ONLY


4      SOURCE OF FUNDS

             AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

                         7      SOLE VOTING POWER

NUMBER OF                            --
SHARES
                         8      SHARED VOTING POWER

BENEFICIALLY OWNED                 1,267,400
BY EACH REPORTING
                         9      SOLE DISPOSITIVE POWER

PERSON                                --
WITH
                        10      SHARED DISPOSITIVE POWER

                                   1,267,400

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,267,400

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                [ ]


13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             12.67%

14     TYPE OF REPORTING PERSON

             IN

                                  SCHEDULE 13D


CUSIP NO.  76126R109                                     PAGE 12 OF 25 PAGES



1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Scott E. Davidson

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A) [X]
                                                                 (B) [ ]

3      SEC USE ONLY


4      SOURCE OF FUNDS

             AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States


                         7      SOLE VOTING POWER

NUMBER OF                            --
SHARES
                         8      SHARED VOTING POWER

BENEFICIALLY OWNED                  1,267,400
BY EACH REPORTING
                         9      SOLE DISPOSITIVE POWER

PERSON                               --
WITH
                        10      SHARED DISPOSITIVE POWER

                                    1,267,400

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,267,400
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                [ ]


13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             12.67%

14     TYPE OF REPORTING PERSON

             IN

                                  SCHEDULE 13D


CUSIP NO.  76126R109                                     PAGE 13 OF 25 PAGES



1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Michael J. Leffell

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A) [X]
                                                                 (B)

3      SEC USE ONLY


4      SOURCE OF FUNDS

             AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

                         7      SOLE VOTING POWER

NUMBER OF                              --
SHARES
                         8      SHARED VOTING POWER

BENEFICIALLY OWNED                   1,267,400
BY EACH REPORTING
                         9      SOLE DISPOSITIVE POWER

PERSON                                 --
WITH
                        10      SHARED DISPOSITIVE POWER

                                     1,267,400



11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,267,400

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                [ ]


13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  12.67%

14     TYPE OF REPORTING PERSON

             IN

                                  SCHEDULE 13D


CUSIP NO.  76126R109                                     PAGE 14 OF 25 PAGES



1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Davidson Kempner International Advisors, L.L.C.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A) [X]
                                                                 (B) [ ]

3      SEC USE ONLY


4      SOURCE OF FUNDS

             AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware


                         7      SOLE VOTING POWER

NUMBER OF                             61,400
SHARES
                         8      SHARED VOTING POWER

BENEFICIALLY OWNED                      --
BY EACH REPORTING
                         9      SOLE DISPOSITIVE POWER

PERSON                                61,400
WITH
                        10      SHARED DISPOSITIVE POWER

                                       --


11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             61,400

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                [ ]


13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             .61%

14     TYPE OF REPORTING PERSON

             OO

                                  SCHEDULE 13D


CUSIP NO.  76126R109                                     PAGE 15 OF 25 PAGES



1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Thomas L. Kempner Foundation Inc.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A) [X]
                                                                 (B) [ ]

3      SEC USE ONLY


4      SOURCE OF FUNDS

             WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             New York

                         7      SOLE VOTING POWER

NUMBER OF                              900
SHARES
                         8      SHARED VOTING POWER

BENEFICIALLY OWNED                      --
BY EACH REPORTING
                         9      SOLE DISPOSITIVE POWER

PERSON                                 900
WITH
                        10      SHARED DISPOSITIVE POWER

                                        --

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             900

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                [ ]


13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             .009%

14     TYPE OF REPORTING PERSON

                                  SCHEDULE 13D



CUSIP No.  76126R109                                     Page 16 of 25 pages



                         AMENDMENT NO. 4 TO SCHEDULE 13D
                         -------------------------------

            This is Amendment No.4 ("Amendment No.4") to the original statement on Schedule 13D filed by the Davidson Kempner group, dated April 6, 1995 as amended by Amendment No. 1 dated January 19, 1996, Amendment No.2, dated November 7, 1996 and Amendment No. 3 dated March 12, 1997 (the "Schedule 13D"). This Amendment No.4 reflects recent acquisitions of Common Stock par value $.01 per share (the "Common Stock") of Resurgence Properties Inc. (the "Company") and amends Item 5 of the Schedule 13D.

            The Schedule 13D is hereby amended as follows:


Item 5      Interest in Securities of the Issuer.

            Item 5 is amended as follows:

            The aggregate percentage of shares of Common Stock reported owned by each person herein is based upon the Issuer's Form 10-Q for the quarterly period ended June 30, 1997, which disclosed that 10,000,000 shares of Common Stock were outstanding at the close of business on August 1, 1997.

            Information concerning transactions in the Common Stock effected by the Reporting Parties is set forth in Appendix I.

            As of the close of business on August 15, 1997:


Name of Reporting Party:
-----------------------

      DKP

      (a)   Aggregate Number of Securities Owned                375,200
                                                              ---------

            Percentage                                            3.75%
                                                              ---------

      (b)   1.    Sole power to vote or to direct
                  the vote                                      375,200
                                                              ---------

            2.    Shared power to vote or to direct
                  the vote                                          --
                                                              --------

            3.    Sole power to dispose or to direct
                  the disposition                               375,200
                                                              ---------

            4.    Shared power to dispose of or to
                  direct the disposition                           --
                                                              ---------

                                  SCHEDULE 13D


CUSIP No.  76126R109                                     Page 17 of 25 pages



      DKIP

      (a)   Aggregate Number of Securities Owned                522,000
                                                              ---------
            Percentage                                            5.22%
                                                              ---------
      (b)   1.    Sole power to vote or to direct
                  the vote                                      522,000
                                                              ---------
            2.    Shared power to vote or to direct
                  the vote                                          --
                                                              ---------

            3.    Sole power to dispose or to direct
                  the disposition                               522,000
                                                              ---------

            4.    Shared power to dispose of or to
                  direct the disposition                            --
                                                              ---------

      MHD Management Co.

      (a)   Aggregate Number of Securities Owned                659,900
                                                              ---------
      (b)   Percentage                                             6.6%
                                                              ---------
            1.    Sole power to vote or to direct
                  the vote                                      659,900
                                                              ---------
            2.    Shared power to vote or to direct
                  the vote                                          --
                                                              ---------

            3.    Sole power to dispose or to direct
                  the disposition                               659,900
                                                              ---------

            4.    Shared power to direct the
                  disposition                                       --

      M.H. Davidson & Co.

      (a)   Aggregate Number of Securities Owned                 24,100
                                                              ---------
      (b)   Percentage                                            .24%
                                                              ---------
            1.    Sole power to vote or to direct
                  the vote                                       24,100
                                                              ---------
            2.    Shared power to vote or to direct
                  the vote                                          --
                                                              ---------

            3.    Sole power to dispose or to direct
                  the disposition                                24,100
                                                              ---------

            4.    Shared power to direct the
                  disposition                                       --
                                                              ---------

                                  SCHEDULE 13D


CUSIP No.  76126R109                                     Page 18 of 25 pages



      Davidson Kempner Advisers Inc.

      (a)   Aggregate Number of Securities Owned                522,000
                                                              ---------
      (b)   Percentage                                            5.22%
                                                              ---------
            1.    Sole Power to vote or to direct
                  the vote                                      522,000
                                                              ---------
            2.    Shared Power to vote or to direct
                  the vote                                          --
                                                              ---------

            3.    Sole power to dispose or to direct
                  the dispositions                              522,000
                                                              ---------

            4.    Shared power to direct the
                  disposition                                       --
                                                              ---------
      Davidson Kempner Endowment Partners

      (a)   Aggregate Number of Securities Owned                284,700
                                                              ---------
      (b)   Percentage                                            2.85%
                                                              ---------
            1.    Sole Power to vote or to direct
                  the vote                                      284,700
                                                              ---------
            2.    Shared Power to vote or to direct
                  the vote                                          --
                                                              ---------

            3.    Sole power to dispose or to direct
                  the dispositions                              284,700
                                                              ---------

            4.    Shared power to direct the
                  disposition                                       --
                                                              ---------
      Marvin H. Davidson

      (a)   Aggregate Number of Securities Owned              1,267,400
                                                              ---------
      (b)   Percentage                                           12.67%
                                                              ---------
            1.    Sole Power to vote or to direct
                  the vote                                          --
                                                              ---------
            2.    Shared Power to vote or to direct
                  the vote                                    1,267,400

            3.    Sole power to dispose or to direct
                  the dispositions                                   --
                                                              ---------

            4.    Shared power to direct the
                  disposition                                 1,267,400
                                                              ---------

                                  SCHEDULE 13D


CUSIP No.  76126R109                                     Page 19 of 25 pages



      Thomas L. Kempner, Jr.

      (a)   Aggregate Number of Securities Owned               1,269,700
                                                              ----------
      (b)   Percentage                                              12.7%
                                                              ----------
            1.    Sole Power to vote or to direct
                  the vote                                         2,300
                                                              ----------
            2.    Shared Power to vote or to direct
                  the vote                                     1,267,400
                                                              ----------
            3.    Sole power to dispose or to direct
                  the disposition                                  2,300
                                                              ----------

            4.    Shared power to direct the
                  disposition                                  1,267,400
                                                              ----------
      Stephen M. Dowicz

      (a)   Aggregate Number of Securities Owned               1,267,400
                                                              ----------
      (b)   Percentage                                             12.67%
                                                              ----------
            1.    Sole Power to vote or to direct
                  the vote                                            --
                                                              ----------
            2.    Shared Power to vote or to direct
                  the vote                                     1,267,400
                                                              ----------
            3.    Sole power to dispose or to direct
                  the disposition                                     --
                                                              ----------

            4.    Shared power to direct the
                  disposition                                  1,267,400
                                                              ----------
      Scott E. Davidson

      (a)   Aggregate Number of Securities Owned               1,267,400
                                                              ----------
      (b)   Percentage                                             12.67%
                                                              ----------
            1.    Sole Power to vote or to direct
                  the vote                                           --
                                                              ----------
            2.    Shared Power to vote or to direct
                  the vote                                     1,267,400
                                                              ----------
--------------
1/ This amount includes 900 shares held of record by the Kempner Foundation, of which Mr. Kempner is the Presi-dent. Mr. Kempner disclaims beneficial ownership of all such shares.

                                  SCHEDULE 13D


CUSIP No.  76126R109                                     Page 20 of 25 pages



            3.    Sole power to dispose or to direct
                  the disposition                                     --
                                                              -----------
            4.    Shared power to direct the
                  disposition                                   1,267,400
                                                              -----------
      Michael J. Leffell

      (a)   Aggregate Number of Securities Owned                1,267,400
                                                              -----------
      (b)   Percentage                                             12.67%
                                                              -----------
            1.    Sole Power to vote or to direct
                  the vote                                            --
                                                              -----------
            2.    Shared Power to vote or to direct
                  the vote                                      1,267,400
                                                              -----------
            3.    Sole power to dispose or to direct
                  the disposition                                    --
                                                              -----------
            4.    Shared power to direct the
                  disposition                                   1,267,400
                                                              -----------
      DKIL

      (a)   Aggregate Number of Securities Owned                   61,400
                                                              -----------
      (b)   Percentage                                               .61%
                                                              -----------
            1.    Sole Power to vote or to direct
                  the vote                                         61,400
                                                              -----------
            2.    Shared Power to vote or to direct
                  the vote                                           --
                                                              -----------

            3.    Sole power to dispose or to direct
                  the disposition                                  61,400
                                                              -----------
            4.    Shared power to direct the
                  disposition                                         --
                                                              -----------

      DKIA

      (a)   Aggregate Number of Securities Owned                   61,400
                                                              -----------
      (b)   Percentage                                               .61%
                                                              -----------
            1.    Sole Power to vote or to direct
                  the vote                                         61,400
                                                              -----------
            2.    Shared Power to vote or to direct
                  the vote                                           --
                                                              -----------

                                  SCHEDULE 13D


CUSIP No.  76126R109                                     Page 21 of 25 pages




            3.    Sole power to dispose or to direct
                  the disposition                                  61,400
                                                              -----------
            4.    Shared power to direct the
                  disposition                                         --
                                                              -----------

      Thomas L. Kempner Foundation Inc.

      (a)   Aggregate Number of Securities Owned                      900
                                                              -----------
      (b)   Percentage                                              .009%
                                                              -----------
            1.    Sole Power to vote or to direct
                  the vote                                            900
                                                              -----------
            2.    Shared Power to vote or to direct
                  the vote                                            --
                                                              -----------
            3.    Sole power to dispose or to direct
                  the disposition                                     900
                                                              -----------
            4.    Shared power to direct the
                  disposition                                         --
                                                              -----------

                                  SCHEDULE 13D


CUSIP No.  76126R109                                     Page 22 of 25 pages


                                   SIGNATURES


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

August 19, 1997


                              DAVIDSON KEMPNER PARTNERS
                                By MHD Management Co., its
                                general partner


                              By: /s/ Thomas L. Kempner, Jr.
                                  -------------------------
                                  Thomas L. Kempner, Jr.
                                  General Partner


                              DAVIDSON KEMPNER INSTITUTIONAL
                              PARTNERS, L.P.
                                By Davidson Kempner Advisers
                                Inc., its general partner


                              By: /s/ Thomas L. Kempner, Jr.
                                  -------------------------
                                  Thomas L. Kempner, Jr.
                                  Secretary


                              DAVIDSON KEMPNER ENDOWMENT PARTNERS
                                By MHD Management Co., its
                                general partner


                              By: /s/ Thomas L. Kempner, Jr.
                                  -------------------------
                                  Thomas L. Kempner, Jr.
                                  General Partner


                              MHD MANAGEMENT CO.


                              By: /s/ Thomas L. Kempner, Jr.
                                  -------------------------
                                  Thomas L. Kempner, Jr.
                                  General Partner

                                       SCHEDULE 13D


CUSIP No.  76126R109                                     Page 23 of 25 pages




                              DAVIDSON KEMPNER ADVISERS INC.


                              By: /s/ Thomas L. Kempner, Jr.
                                  -------------------------
                                  Thomas L. Kempner, Jr.
                                  Secretary



                                  /s/ Marvin H. Davidson
                                  -------------------------
                                  Marvin H. Davidson


                                  /s/ Thomas L. Kempner, Jr.
                                  -------------------------
                                  Thomas L. Kempner, Jr.


                                  /s/ Stephen M. Dowicz
                                  -------------------------
                                  Stephen M. Dowicz


                                  /s/ Scott E. Davidson
                                  -------------------------
                                  Scott E. Davidson


                                  /s/ Michael J. Leffell
                                  -------------------------
                                  Michael J. Leffell


                              THOMAS L. KEMPNER FOUNDATION
                              INC.


                              By: /s/ Thomas L. Kempner, Jr.
                                  -------------------------
                                  Thomas L. Kempner, Jr.
                                  President


                              DAVIDSON KEMPNER INTERNATIONAL LTD.
                               By: Davidson Kempner International
                                    Advisors, L.L.C., its
                                    investment manager


                               By: /s/ Thomas L. Kempner, Jr.
                                   Thomas L. Kempner, Jr.
                                   A Managing Member

                                  SCHEDULE 13D


CUSIP No.  76126R109                                     Page 24 of 25 pages




                              DAVIDSON KEMPNER INTERNATIONAL
                              ADVISORS, L.L.C.


                              By: /s/ Thomas L. Kempner, Jr.
                                  -------------------------
                                  Thomas L. Kempner, Jr.
                                  A Managing Member


                              M.H. DAVIDSON & CO.

                              By: /s/ Thomas L. Kempner, Jr.
                                  -------------------------
                                  Thomas L. Kempner, Jr.
                                  General Partner

                                  SCHEDULE 13D


CUSIP No.  76126R109                                     Page 25 of 25 pages



                                   APPENDIX I

                           Resurgence Properties Inc.
                              Transaction Schedule
                     From March 12, 1997 to August 15, 1997



                        DKP, DKIP and M.H. Davidson & Co.
                        ---------------------------------


    Date             Quantity               Price/Share              Where/How
    ----             --------               -----------              ---------
  8/15/97             116,500                 $6.4375      Privately Negotiated
                                                           Transaction